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                                                                     Exhibit 4.2

                                                                  EXECUTION COPY



                    INTERCONTINENTAL TELECOMMUNICATIONS CORP.

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                           CERTIFICATE OF DESIGNATION

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                      Series A Convertible Preferred Stock

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         The undersigned Secretary of Intercontinental Telecommunications Corp.,
a Florida corporation d/b/a ITC.net (the "Corporation"), does hereby certify that the following resolution has been duly adopted by the Board of Directors of the Corporation (the "Board of Directors") on May 24th, 2000:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Articles of Incorporation of the Corporation (the "Articles of Incorporation"), there hereby is created, out of the shares of Preferred Stock of the Corporation authorized in the Articles of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 4,914,005 shares, par value $0.0001 per share, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock generally):

         1. DESIGNATION AND AMOUNT. This series of Preferred Stock shall be designated as the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), and the authorized number of shares constituting such series shall be 4,914,005, par value $0.0001 per share.

         2. DIVIDENDS. The holders of Series A Preferred Stock shall have the right to receive, in preference to the holders of Junior Stock, dividends, payable when and as declared by the Board of Directors of the Corporation out of assets legally available therefor an amount (determined on a per share basis as set forth below) equal to that paid with respect to a share of Common Stock. In determining the dividend payable with respect to a share of Preferred Stock, the holder of a share of Preferred Stock shall be entitled to receive a dividend equal to the dividend the holder would otherwise have received if such holder converted the share of Preferred Stock to Common Stock pursuant to Section 5 below.

         3. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES. Upon a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a "Liquidation"), each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, before any distribution is made on any Junior Stock, an amount in cash equal to (A) the number of shares of Preferred Stock held by such holder multiplied by (B) the sum of $4.07 and, all declared and unpaid dividends (appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) (the "Liquidation Amount"). If, upon a Liquidation, the net assets of the Corporation distributable among the holders of all outstanding




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Series A Preferred Stock shall be insufficient to permit the payment of the
Liquidation Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock. After payment in full has been made to the holders of the Series A Preferred Stock of the full amounts to which they shall be entitled pursuant to the preceding sentences of this paragraph, the holders of Common Stock shall be entitled to receive from the remaining assets and funds of the corporation an amount equal to the purchase price for the Common Stock, plus all declared and unpaid dividends (appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) on the Common Stock. After payment in full has been made to the holders of the Common Stock pursuant to the preceding sentence, the holders of the Series A Preferred Stock and the holders of the Common Stock shall share in the distribution of the entire remaining assets and funds of the corporation legally available for distribution to stockholders in proportion to the number of shares of Common Stock held by them, or to be received upon conversion of the Series A Preferred Stock.

A merger or consolidation of the Corporation in a single transaction or a series of transactions pursuant to which holders of capital stock of the Corporation immediately prior to such transaction or series of transactions do not continue to hold more than 50% by voting power of the capital stock of the surviving corporation after such transaction or series of transactions, or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a Liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of the Series A Preferred Stock in accordance with the foregoing provisions of this Section 3 at the request of holders of a majority of the Series A Preferred Stock.

         4. VOTING.

                  (a) Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (including written actions of stockholders in lieu of meetings as agreed by a majority of the holders of the Series A Preferred Stock and Common Stock) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as required by law, by the provisions of Subsection 4(b) below or elsewhere in the Corporation's Articles of Incorporation, as amended from time to time, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

                  (b) Except as otherwise required by law, so long as the holders of Series A Preferred Stock own at least 5% of the Company's outstanding shares of capital stock (it being understood that for purposes of this Section 4, such holders shall be deemed to own shares that they had a right to obtain pursuant to Section 2.1 of the Investor Rights Agreement, whether or not the holders exercised their rights pursuant to Section 2.1 of the Investor Rights Agreement), which amount shall include, without limitation, Common Stock and Series A Preferred Stock (taking into account, without duplication, the number of shares of Common Stock into which each share of Series A Preferred Stock is



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         convertible and securities convertible into such Common Stock and
         Series A Preferred Stock) but shall exclude options hereafter issued under any employee incentive plan in existence as of the date that this certificate is adopted or approved by holders of a majority of the shares of Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to select two members of the Board of Directors (the "Series A Members"). Such Series A Members shall be elected at the meeting of the stockholders (or pursuant to written actions of the stockholders in lieu of meetings) at which or pursuant to which the other members of the Board of Directors are elected. The Series A Members may not be removed at any time without cause other than by persons holding a majority of the outstanding shares of the Series A Preferred Stock, pursuant to a meeting of the holders of the Series A Preferred Stock, or pursuant to written action held in lieu of such meeting. In the event that any Series A Member resigns, is removed or otherwise ceases to be a member of the Board of Directors, the holders of the Series A Preferred Stock shall be entitled to designate a successor, such designation to be effected pursuant to a meeting of the holders of the Series A Preferred Stock (or a written action in lieu of such meeting).

                  (c) Without the affirmative vote of holders of a majority of the Series A Preferred Stock, the Corporation shall not (i) issue any additional shares of Series A Preferred Stock, or (ii) permit its Board of Directors to be composed of more than seven members.

         5. OPTIONAL CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.07 by the Series A Conversion Price in effect at the time of conversion. The "Series A Conversion Price" shall initially be $4.07. The rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

         In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of Series A Preferred Stock.

                  (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

                  (c) MECHANICS OF CONVERSION.

                           (i) In order for a holder of Series A Preferred Stock
                  to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice (a "Conversion Demand") that such holder elects to convert all or






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                  any number of the shares of the Series A Preferred Stock
                  represented by such certificate or certificates. Such Conversion Demand shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and Conversion Demand notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as a result of such conversion, together with cash in lieu of any fraction of a share.

                           (ii) The Corporation shall at all times when the
                  Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

                           (iii) Upon any such conversion, no adjustment to the
                  Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                           (iv) All shares of Series A Preferred Stock which
                  shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights associated therewith, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock or cash payment for any fraction thereof, in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

                           (v) The Corporation shall pay any and all issue and
                  other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this





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                  Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                           (vi) Notwithstanding any other provision hereof, if a
                  conversion of Series A Preferred Stock is to be made in connection with a public offering of Common Stock, the conversion of any shares of Series A Preferred Stock may, at the election of the holder of such shares, be conditioned upon the consummation of such public offering in which case such conversion shall not be deemed to be effective until the consummation of such public offering.

                  (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES:

                           (i) SPECIAL DEFINITIONS. For purposes of Subsections
                  5(d)-5(g), the following definitions shall apply:

                                    (A) "Option" shall mean rights, options or
                           warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options described in subsection 5(d)(i)(C)(IV) below.

                                    (B) "Convertible Securities" shall mean any
                           evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                    (C) "Additional Shares of Common Stock"
                           shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock (or, in the case of clause IV below, options or warrants to purchase shares of Common Stock) issued or issuable:

                                    (I) upon conversion of any Convertible
                           Securities outstanding on the Original Issue Date, or upon exercise of any Options outstanding on the Original Issue Date;

                                    (II) as a dividend or distribution on Series
                           A Preferred Stock;

                                    (III) by reason of a dividend, stock split,
                           split up or other distribution on shares of Common Stock that is covered by Subsection 5(e) or 5(f) below; or

                                    (IV) to employees, directors, officers or
                           managers of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan adopted by the Board of Directors of the Corporation in good faith and approved by holders of a majority of the shares of Series A Preferred




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                  Stock or upon the exercise of options and warrants granted prior to the date hereof.

                  (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made, by adjustment in the Series A Conversion Price, as applicable, unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares.

                  (iii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that (I) Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Series A Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and (II) in any such case in which Additional Shares of Common Stock are deemed to be issued:

                           (A) No further adjustment in the Series A Conversion
                  Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                           (B) If such Options or Convertible Securities by
                  their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                           (C) Upon the expiration or termination of any
                  unexercised Option or any unexercised rights of conversion or exchange under any Convertible Security, the Series A Conversion Price shall be readjusted to eliminate the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or such Convertible Security;




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                           (D) In the event of any change in the number of
                  shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change;

                           (E) No readjustment pursuant to clause (B), (C) or
                  (D) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                           (F) If any Option or Convertible Securities with
                  respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Series A Conversion Price shall be made until such number becomes determinable.

                  (iv) ADJUSTMENT OF SERIES A CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii) other than Additional Shares deemed to be issued pursuant to (x) Convertible Securities outstanding on the date hereof, (y) options hereafter issued under any employee incentive plan in existence as of the date that this certificate is adopted or (z) options approved by holders of a majority of the shares of Series A Preferred Stock) without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to the lowest price paid for any Additional Share of Common Stock.

                  (v) DETERMINATION OF CONSIDERATION. For purposes of this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                           (A) CASH AND PROPERTY: Such consideration shall:

                                    (I) insofar as it consists of cash, be
                           computed at the aggregate amount of cash received by the Corporation, after deducting any commissions paid by the Corporation, excluding amounts paid or payable for accrued interest;

                                    (II) insofar as it consists of property
                           other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Corporation's Board of Directors and approved by the majority of the holders of Series A Preferred Stock; and



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                                    (III) in the event Additional Shares of
                           Common Stock are issued (or pursuant to Section 5(d)(iii) deemed to be issued) together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Corporation's Board of Directors and approved by the majority of the holders of Series A Preferred Stock.

                           (B) OPTIONS AND CONVERTIBLE SECURITIES. The
                  consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                    (I) the total amount, if any, received or
                           receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                    (II) the maximum number of shares of Common
                           Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (vi) MULTIPLE CLOSING DATES. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock, and such issuance dates occur within a period of no more than 30 days, then the Series A Conversion Price shall each be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock by stock split, reclassification or otherwise, the Series A Conversion Price then in effect immediately before that subdivision shall each be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the Series A Preferred Stock, the Series A Conversion Price then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price then in effect immediately before the combination shall each be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Series A Preferred Stock, the Series A Conversion Price then in effect immediately before the combination shall be




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         proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Series A Conversion Price then in effect shall each be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

                           (1) the numerator of which shall be the total number
                  of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                           (2) the denominator of which shall be the total
                  number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

         provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

                  (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.



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                  (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR
         SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  (i) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is not a Liquidation within the meaning of Section
         3), each share of Series A Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

                  (j) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                  (k) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate executed by the Chief Executive Officer of the Corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price then in effect, and
         (iii) the number of shares of Common Stock and the




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

         amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

                  (l) NOTICE OF RECORD DATE. In the event the Corporation shall propose at any time:

                           (I) to declare a dividend (or any other distribution)
                  on its Common Stock;

                           (II) to subdivide or combine its outstanding shares
                  of Common Stock;

                           (III) to cause any reclassification of the Common
                  Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or any consolidation or merger of the Corporation into or with another corporation, or the sale of all or substantially all of the assets of the Corporation;

                           (IV) to commence or to have commenced against the
                  Corporation a proceeding seeking involuntary or voluntary dissolution, liquidation or winding up of the Corporation; or

                           (V) to offer for subscription pro rata to the holders
                  of any class or series of its stock any additional shares of stock of any class or series or other rights;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least twenty days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                  (A) the record date of such dividend, distribution, subdivision, combination, or subscription, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, combination or subscription, are to be determined, or

                  (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

         6. REDEMPTION AT HOLDER'S OPTION.

                  (a) Each holder of Series A Preferred Stock shall have the right (the "Redemption Right"), in its sole discretion, to require the Corporation to redeem, in accordance with this Section 6, all or any portion of its outstanding shares of Series A Preferred Stock at a per share redemption price (the "Holder Redemption Price") equal to the sum of $4.07 plus any declared but unpaid dividends payable with respect to such shares of Series A Preferred Stock (appropriately adjusted for any recapitalization, stock combination, stock dividends, stock splits and the like). The Redemption Right shall be exercisable at any time after January 15, 2004.

                  (b) A holder of Series A Preferred Stock may elect to exercise its Redemption Right pursuant to Section 6(a) by mailing prior written notice (a "Holder Redemption Notice") to the Corporation by certified mail, return receipt requested at least six months' prior to the requested date of exercise of the Redemption Right. The Holder Redemption Notice shall specify:

                           (i) the name of the holder of shares of Series A
                  Preferred Stock delivering such Holder Redemption Notice;

                           (ii) that such holder is exercising its option,
                  pursuant to this Section 6, to require the Corporation to redeem shares of Series A Preferred Stock held by such holder; and

                           (iii) the number of, and a description of, the shares
                  of Series A Preferred Stock to be subject to such redemption.

                  (c) Unless a Holder Redemption Notice is retracted at least 30 days prior to the date set forth in the Holder Redemption Notice as provided in Section 6(f) below (the "Holder Redemption Date"), the Corporation shall pay to the holder of Series A Preferred Stock that is the subject of the Holder Redemption Notice the Holder Redemption Price on the Holder Redemption Date.

                  (d) In the case of any redemption pursuant to this Section 6, unless the Corporation defaults in the payment in full of the Holder Redemption Price, all rights of the holders of the shares of Series A Preferred Stock subject to such redemption by reason of their ownership of such shares shall cease on such Holder Redemption Date, except the right to receive the Holder Redemption Price on surrender to the Corporation of the certificates representing such shares. After the applicable Holder Redemption Date, the shares shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.

                  (e) Any shares of Series A Preferred Stock redeemed by the Corporation pursuant to this Section 6 shall be canceled and shall have the status of authorized and unissued preferred stock, without designation as to series.

                  (f) Any Holder Redemption Notice may be revoked by the holder or holders delivering such notice by notice of such revocation delivered within 30 days prior to the applicable Holder Redemption Date.

         7. MANDATORY CONVERSION.

                  (a) On the first Business Day following the effective Date of a Qualified Offering (the "Mandatory Conversion Date"), all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate.

                  (b) All holders of record of shares of Series A Preferred Stock will be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all shares of Series A Preferred Stock pursuant to this Section 7. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred Stock, as the case may be (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 7. On the Mandatory Conversion Date, all rights with respect to the Series A Preferred Stock so converted, including the rights associated therewith, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or cash payment for any fraction thereof, into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                  (c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

                  (d) Any Series A Preferred Stock converted pursuant to this
         Section 7 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

         8. DEFINITIONS.

         As used in this Certificate of Designation, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  (i) "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

                  (ii) "Common Stock" shall mean the Common Stock of the Corporation, par value $0.0001 per share.

                  (iii) "Investor Rights Agreement" means that certain Investor Rights Agreement dated May _, 2000, among the Corporation, the holders of Series A Preferred Stock and the other shareholders of the Corporation.

                  (iv) "Junior Stock" shall mean any of the Corporation's Common Stock and any other stock issued by the Corporation other than Series A Preferred Stock.

                  (v) "Original Issue Date" shall mean the date on which a share of Series A Preferred Stock was first issued.

                  (vi) "Qualified Public Offering" shall mean the closing of an underwritten public offering of shares of Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission for a public offering and sale of securities of the Corporation (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) that (A) results in gross proceeds to the Corporation of at least $25 million, (B) is at an offering price per share of at least $8.14 at the time of such offering (as such amount may be adjusted for all stock splits, consolidations and other events causing adjustments to the Series A Conversion Price) and (C) which does not result from a merger of similar transaction with an existing public company, the shares of which are registered under the Securities Exchange Act of 1934 and publicly traded.




                            [signature page follows]


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




         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Designation to be signed by its President and attested by its Secretary this 30th day of May, 2000.

INTERCONTINENTAL TELECOMMUNICATIONS CORP.



By: /s/ William St. Laurent
    ---------------------------------
    Name:  WILLIAM ST. LAURENT
    Title: PRESIDENT


ATTEST:


/s/ William St. Laurent
-------------------------------------
         Secretary



[Corporate Seal]









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